Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting (which report expressed an unqualified opinion) included in the Annual Report of eLoyalty Corporation and Subsidiaries on Form 10-K for the year ended December 27, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of eLoyalty Corporation on Forms S-3 (File No. 333-100051 effective September 24, 2002) and Form S-8 (File Nos. 333-150671 effective May 6, 2008, 333-143114 effective May 21, 2007, 333-101031 effective November 6, 2002, 333-68530 effective February 25, 2002, 333-68540 effective February 25, 2002, 333-42284 effective July 26, 2000, 333-96473 effective February 14, 2000, 333-30374 effective February 14, 2000 and 333-96473 effective February 9, 2000).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 11, 2009